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Rydex | SGI Special Joint Meeting of Shareholders

April 26, 2010

Dear Shareholder:

As of February 24, 2010, you owned shares of the Rydex | SGI Funds.  Recently, we sent you proxy materials for the Funds’ Special Joint Meeting of Shareholders scheduled for April 23, 2010.  The meeting has been adjourned to May 21, 2010.  In order to conduct the formal business of the meeting we need sufficient proxy voting participation by shareholders.  We have received voting instructions from many of the Funds’ shareholders, but as of the date of this letter, your vote has not been received.  Due to the size of your investment, your vote is important to obtaining a quorum for this meeting.

More information regarding this Special Joint Meeting and proposals can be found in the proxy statement.  If you would like another copy of the proxy statement, have any proxy-related questions, or would like to vote your proxy by phone, please call 1-877-864-5058 for assistance.  Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

The Board of Trustees has carefully considered the proposals, believes the proposals to be in the best interests of shareholders, and unanimously recommends that you vote FOR the proposals.

Whichever method you choose to vote, your vote matters and will help the Fund(s) to obtain the required number of votes to hold the meeting and avoid additional costs of further solicitation.  Please help the Fund(s) by taking a moment to cast your vote today. Thank you for your participation.

Sincerely,

Richard M. Goldman
President

Please take a moment now to cast your vote using one of the voting options listed below.

[Graphic]	1.	Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy ballot(s).

[Graphic]	2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy ballot(s) and following the instructions on the website.

[Graphic]	3.
Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage-prepaid return envelope provided.  If possible, please utilize one of the above voting options so that your vote will be received before May 21.